UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2010

MB FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-24566-01	36-4460265
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

800 West Madison Street, Chicago, IL	60607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 422-6562

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2010, MB Financial, Inc. (the “Company”) and its subsidiary, MB Financial Bank, National Association (the “Bank”) entered into a transition agreement (the “Transition Agreement”) with Thomas D. Panos, a named executive officer of the Company. Under the Transition Agreement, Mr. Panos has stepped down as President, Chief Commercial Banking Officer and a director of the Bank, with primary responsibility for commercial banking sales and customer relationships and service. Mr. Panos will remain with the Bank through March 31, 2011 to assist the Bank with respect to the transition of his duties to other senior officers and to assist those senior officers. Mr. Panos will continue to receive his base salary and participate in employee benefit plans during the transition period, but will not be eligible to receive any annual bonus or long-term incentive awards.  He will be entitled to a retention payment of $350,000 for providing such assistance and remaining in the Bank’s employ through March 31, 2011. The transition agreement also contains provisions reconfirming the applicability of the Mr. Panos’ Protective Covenants Agreement, certain other agreements, and coverage under directors and officers insurance and indemnification provisions, as well as for a mutual release of claims. Additional information with respect to Mr. Panos, his current compensation and the Protective Covenants Agreement may be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 7, 2010.

On September 2, 2010, Mitchell Feiger, President and Chief Executive Officer of the Company, was named to the additional position of President of the Bank, succeeding Mr. Panos.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MB FINANCIAL, INC.

Date: September 3, 2010	By:	/s/ Jill E. York
Jill E. York
Vice President and Chief Financial Officer